EXHIBIT 99.2

FOR IMMEDIATE RELEASE

April 25, 2007

Contacts:        Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM DECLARES

CASH DIVIDEND

TACOMA, Washington — William T. Weyerhaeuser, Chairman of the Board of Columbia Banking System, Inc. (Nasdaq: COLB) announced that a quarterly cash dividend of $0.17 per share will be paid on May 23, 2007 to shareholders of record as of the close of business on May 9, 2007 Mr. Weyerhaeuser noted, “We are pleased to reward our shareholders for their continued confidence in Columbia.”

Columbia Banking System, Inc. (Columbia) is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2005, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.